Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-140067) and related Prospectus of Headwaters Incorporated for the exchange of the new series of 2 7/8% Convertible Senior Subordinated Notes due 2016 for all of the Company’s outstanding 2 7/8% Convertible Senior Subordinated Notes due 2016 and to the incorporation by reference therein of our reports dated November 17, 2006, with respect to the consolidated financial statements of Headwaters Incorporated, Headwaters Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Headwaters Incorporated, included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Salt Lake City, Utah

February 27, 2007